Exhibit 10.1
Amended Crude Oil Sale Contract

CONTRACT NO.5689-1006	March 14, 2008
This contract by and between Plains Marketing, L.P., (“PMLP”), with an address of 333 Clay Street, Suite 1600 Houston, TX 77002 and Calumet Shreveport Fuels, LLC (“Calumet”), with an address of 3333 Midway Avenue, Shreveport, LA 71109, covering the sale and delivery by PMLP and the purchase and receipt by “Calumet” of the hereinafter specified oil is entered into in accordance with the following terms and conditions:

1. TERM:	The primary term shall be a period of 3 months from April 01, 2008 to July 01, 2008. The term shall be automatically extended for a Secondary Term month to month thereafter unless either party hereto upon gives notice of non-renewal not less than ninety (90) days advance written notice to the other party.

The term shall be automatically extended for a Secondary Term month to month thereafter unless either party hereto upon gives notice of non-renewal not less than ninety (90) days advance written notice to the other party.

2. QUANTITY:	Approximately 19,675 barrels per day of which 18,000 will be via Plains Pipeline LP, as nominated monthly by Calumet.

3. QUALITY AND CRUDE TYPE:	East Texas Type crude oil and condensate. North Louisiana Type crude oil and condensate. North Louisiana Sour Type Crude oil.

4. DELIVERY:	Shall be made as crude enters directly into the following designated facilities:

1) Calumet Shreveport Refinery located in Shreveport, LA via Plains Pipeline L.P.

2) Calumet Shreveport Refinery located in Shreveport, LA via Plains designated trucks.

5. PRICE:	For the crude oil sold and delivered hereunder Calumet agrees to pay PMLP a price per barrel which shall be calculated as follows:

a. Conoco’s West Texas Intermediate Crude Oil Posting deemed at 40.0° API gravity based on equal daily quantities during the calendar month in which deliveries occur.

b.   To the number determined in the foregoing subparagraph {a.}, add the average of the daily quotes for Argus Weighted Daily Average Posting Plus for the month of delivery in Petroleum Argus “Americas Crude Assessments” based on pricing assessed for the days the U.S. Crude Oil Market is open (weekends and U.S. holidays excluded) during the period beginning with the 26th day of the month that is two months prior to the month of delivery through and including the 25th day of the month that is immediately prior to the month of delivery, provided, however, that if the first day of the period falls on a day on which the U.S. Crude Oil Market is closed, the period shall begin on the first trading day thereafter, and if the last day of the period falls on a day on which the U.S. Crude Oil Market is closed, the period shall end on the last trading day prior thereto. The number determined pursuant to this subparagraph shall be the base price per barrel of crude oil.

c.   To the base price determined in (a & b.) above, for:
1) Crude/Condensate to the Shreveport Refinery via Plains Pipeline add $0.95.
2) Crude/Condensate to Shreveport Refinery via Truck add $0.25.
3) North Louisiana Sour to Shreveport Refinery via Truck less $-1.25 per barrel.

6. PAYMENT:	Calumet Shreveport agrees to pay Plains:

      1) Bi-Monthly actual Settlements: On or before close of business on the 1st and 15th of the month Calumet will wire transfer funds to Plains for all net barrels metered and sold to Calumet Shreveport during the previous (1/2) half month time frame. The amount per barrel to be paid in the Bi-monthly settlement shall be the Conoco West Texas Intermediate month-to-date average crude oil posting deemed 40° API plus Argus Weighted Daily average posting for the trading month of delivery (excluding weekends and U.S. holidays) plus a location differential as shown in paragraph 5 herein.

      2) Upon receipt of monthly settlement invoices, final monthly net payment shall be made by wire transfer of funds on or about the twentieth (20th) day of the month following the month of delivery. Wire transfer funds to Plains per the wire instructions shown on Plains’   settlement invoices.

ConocoPhillips’s General Provisions dated January 01, 1993 are incorporated herein by reference and made a part hereof. To the extent of any conflict between the provisions herein and the General Provisions, the provisions herein shall govern.
All invoices and notices given pursuant to this agreement shall be in writing, telex or faxed and shall be deemed delivered when received by the other party at the address specified below:

2

Notices and all other correspondence to PMLP shall be mailed or faxed as follows:

Plains Marketing L.P. 12700 Hillcrest Road, Suite 158 Dallas, Texas 75230 Phone: (972) 991-7544 Fax: (972) 991-7547

Invoices shall be mailed or faxed to PMLP as follows:

Plains Marketing L.P. 333 Clay Street Suite 1600 Houston, Texas 77002 Phone: (713) 646-4100 Fax: (713) 646-4114

Notices and all other correspondence to Calumet shall be mailed or faxed as follows

Calumet Shreveport Fuels, LLC 3333 Midway Avenue, Shreveport Shreveport, LA 71109 Phone:(318) 949-2421 Fax:( ) -

Plains Marketing, L.P. By Plains Marketing GP Inc. Its General Partner		Calumet Shreveport Fuels, LLC

Agreed to and accepted this 14th day of March, 2008.		Agreed to and accepted this 14th day of March, 2008.

By: Name:	/s/ Keith D. Halloran Keith D. Halloran	By: Name:	/s/ Robert M. Mills Robert M. Mills
Title:	Director, East Texas and North Louisiana Region and Attorney in Fact	Title:	Vice President, Crude Oil Supply

mlb Log No.:

3